Exhibit 10.4

GOLDEN STAR

RESOURCES LTD.

Mr. Michael McInnis

Riverstone Resources Inc.

595 Howe Street, Suite 906

Vancouver, British Columbia

Canada, V6C 2T5

October 10, 2007

Dear Mike:

Letter Agreement - Goulagou/Rounga Properties

and Yatenga Holdings Limited (“Yatenga”)

The purpose of this Letter Agreement (the “LA”) is to set out the terms pursuant to which Golden Star Resources Ltd. (“Golden Star”) has agreed to grant the exclusive option to Riverstone Resources Inc. (“Riverstone”) to acquire all of Golden Star’s interest in the Goulagou and Rounga properties located in Burkina Faso, described in Annex A attached hereto (the “Properties”), which interest in the Properties is held by Yatenga Holdings Limited SA (“Yatenga”), a company incorporated under the laws of Burkina Faso. Riverstone agrees that upon the exercise of the Option in accordance with its terms, it shall indirectly acquire all of Golden Star’s interest in the Properties, subject to applicable law and the mutual agreement of Riverstone and Golden Star (each acting reasonably), either through (i) the acquisition of all of Golden Star’s shareholdings in Yatenga, or (ii) the acquisition of all of Golden Star’s shareholdings in a holding company through which Golden Star may indirectly hold all of its shares of Yatenga, in each case on the terms and conditions to be agreed to by the Parties and for the purchase price specified in Section 1 (the “Yatenga Acquisition”). Riverstone and Golden Star are collectively referred to as the “Parties”.

The Annexes form part of this LA and have the same force and effect as if set out in the body of this LA and any reference to this LA includes the Annexes hereto.

The Parties agree that this LA shall be superseded by a definitive option agreement (the “Option Agreement”), that shall incorporate the terms of this LA together with other representations, warranties and covenants of each of Riverstone and Golden Star customarily made or given in agreements of this nature, including agreements relating to the purchase and sale of shares of a corporation (as applicable). Pending the execution of the Option Agreement, this LA shall govern the rights and obligations of the Parties with respect to the matters set out herein.

The Parties agree as follows:

1.	Purchase Option

Subject to and in consideration of the terms and conditions hereof, Golden Star hereby grants Riverstone the sole, exclusive and irrevocable (subject to the terms hereof) option (the “Option”) to purchase all of the Golden Star’s direct and indirect right, title and interest in and to the Properties indirectly in the form of the Yatenga Acquisition, free and clear of all liens, charges and encumbrances of any nature or kind whatsoever, other than the NSR Royalty (defined below) and any rights of the government of Burkina Faso to acquire or obtain an interest in the Properties and/or Yatenga and other than the rights of Mr. Ouedraogo with respect to the Properties and/or Yatenga pursuant to the Ouedraogo Agreement (as defined below). Riverstone may exercise the Option by giving written notice thereof to Golden Star and paying to Golden Star the amount of US$18.6 million payable, at Riverstone’s election, either: (i) in cash; (ii) provided that the common shares of Riverstone are listed and posted for trading on the TSX Venture Exchange (the “TSXV”) or the Toronto Stock Exchange (the “TSX”), by issuing to Golden Star the equivalent of US$18.6 million in common shares of Riverstone, or (iii) provided that the common shares of Riverstone are listed and posted for trading on the TSXV or TSX, a combination of cash and shares equal to the value of US$18.6 million, the choice of which being Riverstone’s. In (ii) or (iii) above, the number of common shares issued to Golden Star shall be determined on the basis of the daily volume weighted average price (the “VWAP”) of such common shares for the last 20 trading days on which shares of Riverstone traded on the TSXV or TSX, as applicable, immediately prior to the day of the exercise of the Option.

The exchange rate used to determine the price of Riverstone’s common shares in United States dollars shall be the Canadian/US dollar exchange rate as reported by the Bank of Canada at noon on the day prior to the exercise of the Option. Closing of the exercise of the Option shall occur on such date as the Parties may agree and, in any event, no later than 30 days after notice of the exercise thereof is given by Riverstone to Golden Star.

If Riverstone amalgamates with or merges with or into, or participates in a plan of arrangement or other similar transaction with, another corporation, or if the Riverstone common shares are exchanged, substituted, reclassified or converted into shares or other securities of a different class or series or are acquired by a single purchaser or a group of purchasers acting in concert upon payment of, in exchange or conversion into, or otherwise by operation of law substituted for, whether by amalgamation, merger, arrangement, takeover bid or otherwise, securities of another entity of a class that trades on a public exchange, stock market or quotation system acceptable to Golden Star (acting reasonably), then Golden Star agrees to accept in. lieu of Riverstone common shares that may become issuable pursuant to the exercise of the Option under this Section 1, the number of shares or other securities of the resulting or successor issuer based on the VWAP of such shares and the exchange rate set forth above; provided that for greater certainty, if the shares or other securities of the resulting or successor issuer do not trade on a public exchange, stock market or quotation system acceptable to Golden Star (acting reasonably), then notwithstanding the other provisions of this Section 1, Golden Star may in its discretion determine that the Option shall only be exercisable for a cash payment of US$18.6 million.

For greater certainty, the amounts payable under this Section 1 are in addition to any amounts payable under Sections 2 and 3 hereof.

The term of the Option (“Option Period”) will be four (4) years from the signing date of the Option Agreement referred to below, subject to adjustment as provided for herein.

2.	Purchase Warrants

Upon signing this LA and in further consideration of the Option, Riverstone shall issue to Golden Star (or to whichever affiliate it may direct subject to the availability of an exemption from the registration and prospectus requirement) two (2) million Riverstone share purchase warrants (“Warrants”) each exercisable at any time to acquire one Riverstone common share until the date that is four (4) years from the date of issue, at the following exercise prices:

Period	Share Purchase Warrant Exercise Price
For the first 12 months from the date of this LA	Cdn$	0.30
For the second 12 months from the date of LA this LA	Cdn$	0.35
For the third 12 months from the date of this LA	Cdn$	0.40
For the fourth 12 months from the date of this LA	Cdn$	0.45

Riverstone undertakes to use commercially reasonable best efforts to obtain conditional approval of the TSXV for the issuance of the warrants and listing of the common shares underlying the warrants not later than 30 calendar days after the date of the executed LA and to provide evidence thereof to Golden Star. Riverstone further undertakes to use commercially reasonable best efforts to ensure that its common shares continue to be listed on the TSXV or are listed on the TSX, as applicable, until the fifth anniversary of the signing of this LA. A warrant certificate containing appropriate adjustment provisions and otherwise containing provisions acceptable to Golden Star acting reasonably shall be delivered to Golden Star by Riverstone no later than 30 calendar days after the date of this LA.

Riverstone covenants that upon the signing of this LA, it shall have reserved and allotted for issuance to Golden Star the 2,000,000 common shares issuable on the exercise of the common share purchase warrants set out in the above table.

3.	Purchase Option Payments

To maintain the Option, Riverstone must make the following payments by the date indicated:

Payment 1	Subject to section 16 hereof, within 30 calendar days of signing of the LA	300,000 Riverstone common shares (as constituted on the date of this LA)

Payment 2	Upon the first anniversary of the LA	400,000 Riverstone common shares (as constituted on the date of this LA)

Payment 3	Upon the second anniversary of the LA	600,000 Riverstone common shares (as constituted on the date of this LA)

Payment 4	Upon the third anniversary of the LA	700,000 Riverstone common shares (as constituted on the date of this LA)

Notwithstanding the above, in the event that the Option Agreement is not signed by October 31, 2007, the date for making Payments 2, 3 and 4 shall be extended by one (1) month for each month that is past October 31, 2007 until the date of the executed Option Agreement.

Riverstone covenants that upon the signing of this LA, it shall have reserved and allotted for issuance to Golden Star the 2,000,000 common shares set out in the above table. Riverstone further represents and warrants that these common shares shall be freely tradable subject only to a four (4) month hold period from the date of issuance or as otherwise provided under applicable securities laws.

The Parties acknowledge that the number of common shares of Riverstone issuable to Golden Star to maintain the Option shall be subject to adjustment as provided in Annex B.

4.	Minimum Work Commitments

In order to maintain the Option, Riverstone covenants to invest and spend on the Properties aggregate minimum work expenditures of Cdn$4 million in accordance with the following expenditure schedule:

	Payment Date	Expenditure
Payment 1	Prior to the first anniversary of the signing of the Option Agreement	Cdn$	500,000
Payment 2	Prior to the second anniversary of the signing in of the Option Agreement	Cdn$	750,000
Payment 3	Prior to the third anniversary of the signing of the Option Agreement	Cdn$	1,250,000
Payment 4	Prior to the fourth anniversary of the signing of the Option Agreement	Cdn$	1,500,000

	Cumulative Total:	Cdn$	4,000,000

Notwithstanding the above, in the event that the Option Agreement is not signed by October 31, 2007 the date for spending the amounts contemplated by Payments 2, 3 and 4 shall be extended by one month for each month that is past October 31, 2007 until the date of the executed Option Agreement.

Riverstone shall provide Golden Star with evidence in writing with reasonable background documentation satisfactory to Golden Star (acting reasonably) of such expenditures within 45 days of each of the dates set out in the table above. For the purposes of this Section 4 and Section 8, “expenditures” shall have the meaning ascribed thereto in Annex C.

Riverstone covenants to comply with all applicable laws (i) in performing any work on or in respect of the Properties and (ii) in order to maintain the mining title(s) under which the interest in the Properties is held in good standing. Riverstone further covenants that it will carry out all work on the Properties to World Bank standards including those pertaining to the standards of health, safety, environmental management and community relations and also in accordance with the applicable local laws.

5.	Indemnification

Riverstone shall indemnify and save harmless Golden Star and each and every one of its affiliates and their respective directors, officers, employees and agents (each, an “Indemnified Party”) from and against all liabilities, claims, actions, suits, proceedings, losses, costs, damages and expenses to which such Indemnified Party may become subject or suffer in any way caused by, or arising directly or indirectly from, or in consequence or as a result of (i) a breach by Riverstone, any affiliate and/or associate and/or any of their respective directors, officers, employees, shareholders, agents, advisors and other representatives (collectively, the “Riverstone Parties”) of any laws, regulations, or contractual obligations to which the Properties are subject or in connection with any Riverstone Party performing work on or in respect of the Properties, (ii) any failure by any Riverstone Party, to the extent it is obligated under applicable law to do so, to timely and fully perform all abandonment, restoration, remediation and reclamation required by all governmental authorities having jurisdiction over its activities on or with respect to the Properties, or (iii) any act or action of or by a Riverstone Party which results in a violation of or liability under any present or future applicable environmental laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies or guidelines applicable to the Properties. Golden Star represents and warrants to Riverstone that the Properties are not subject to any contractual obligations other than pursuant to this agreement and other than pursuant to an option agreement with Mr. Julien Ouedraogo, dated 15 November 2002, whereby Mr. Ouedraogo retains a 10% interest in the Properties which may be purchased for US$lmillion, exercisable within 12 months from lst production, in which case Mr. Ouedraogo would retain an interest in the Properties in accordance with such Agreement (the “Ouedraogo Agreement”).

6.	Royalty

The Parties agree that following the exercise of the Option in accordance with its terms, Golden Star shall be entitled to a net smelter return royalty (“NSR Royalty”) from the Properties according to the following schedule:

Gold Produced	NSR Royalty
Up to 199,999 ounces of gold produced	0%
200,000 - 500,000 ounces of gold produced	1
Over 500,000 ounces of gold produced	2%

The Parties agree that the NSR Royalty shall survive any subsequent sale or transfer of the Properties or Yatenga, and that any such sale or transfer shall be subject to the transferee entering into an agreement, in form and substance satisfactory to Golden Star, acting reasonably, to assume such royalty obligations. For the purpose of this Section 6, “NSR” shall have the meaning ascribed thereto in Annex C.

7.	Right of First Offer

Subsequent to Riverstone’s exercise of the Option in accordance with its terms, if Riverstone intends to sell or transfer, the Properties or any part thereof, Riverstone will provide Golden Star written notice of its intention to sell and the proposed terms thereof. Golden Star shall have 30 days after receipt of such notice to agree to purchase the Properties or part thereof on such terms, failing which Riverstone shall be entitled, for a period of 120 days after expiry of the aforesaid period, to sell the Properties to a third party purchaser on substantially similar terms as those offered to Golden Star, which terms shall be no more favourable to such third party purchaser than the terms offered to Golden Star. This section shall not apply to a transfer of all or any part of the Properties by Riverstone to an affiliate, provided that in the case of any such transfer, Riverstone shall remain liable for the performance of this LA and the affiliate will execute a document in writing agreeing to be bound by the terms hereof.

8.	Golden Star Representations and Warranties

(a)	Golden Star represents and warrants to Riverstone that, other than pursuant to this LA, Yatenga is and, subject to paragraph 8(c) below, will continue during the term of this LA to be the sole registered, recorded and beneficial owner of the Properties free and clear of all liens, charges, royalty interests or other encumbrances of any nature or kind whatsoever and that no person other than Riverstone has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Properties or an interest therein, in each case other than any rights of the government of Burkina Faso to acquire or obtain an interest in the Properties and other than the rights of Mr. Ouedraogo pursuant to the Ouedraogo Agreement.

(b)

Golden Star represents and warrants to Riverstone that, other than pursuant to this LA, the claims, permits or licenses that comprise the Properties are in good standing and will not expire within 30 days of the date of this LA and, subject to paragraph 8(c) below, Golden Star will be, within 30 days of this LA and thereafter for the remainder of the term of this Option, the direct or indirect registered and beneficial owner of 90% of the issued and outstanding shares of Yatenga free and clear of all liens, charges, royalty interests or other encumbrances of any nature or kind whatsoever, and no person other than Riverstone has any agreement, option, right or privilege capable of becoming an agreement for the purchase of Yatenga or an interest therein, in each case other than any rights of the government of Burkina Faso to acquire or obtain an interest in the Properties and/or Yatenga and other than the rights of Mr. Ouedraogo with respect to the Properties and/or Yatenga pursuant to the Ouedraogo Agreement. For greater certainty, Riverstone acknowledges that as of the date of this LA Golden Star only has a beneficial interest, and not a registered interest, in 90% of the shares of Yatenga.

(c)	The representations and warranties of Golden Star and Yatenga in paragraphs 8(a) and 8(b) after the date of this LA are subject to any change or changes in such representations that are caused by or a result of a breach by Riverstone of its obligations under this LA.

9.	Exercise of Option

Upon exercise of the Option in accordance with the terms hereof Riverstone shall be entitled to all of Golden Star’s interest in the Properties, indirectly through the Yatenga Acquisition, and Golden Star shall convey or cause to be conveyed to Riverstone all of Golden Star’s interest Properties by way of the Yatenga Acquisition, free and clear of all liens, charges, royalty interests or other encumbrances of any nature or kind whatsoever, subject only to the NSR in favour of Golden Star as contemplated herein and any rights of the government of Burkina Faso to acquire or obtain an interest in the Properties and/or Yatenga and other than the rights of Mr. Ouedraogo with respect to the Properties and/or Yatenga pursuant to the Ouedraogo Agreement. Each Party agrees to co-operate with the other and to do and to cause to be done such acts as may be commercially reasonable in order to give full effect to the Option and this Section 9.

10.	Subject to compliance with Section 4 of this Agreement and applicable laws during the term of this LA Riverstone shall have the exclusive possession and control of the Properties and the right by its employees, agents, or contractors to explore, prospect, examine and develop the Properties and in such a manner as the Riverstone in its sole discretion shall determine.

11.	Golden Star shall and shall cause its affiliates to keep all information it receives from Riverstone in connection with the Properties or this LA confidential, except in each case as may be required by applicable laws. This Section 11 shall cease to apply if (i) this LA is terminated without an Option Agreement being executed by the Parties or (ii) if this LA is terminated without Riverstone exercising its Option.

12.	Riverstone shall and shall cause its affiliates and representatives to keep all information it receives or that becomes known to it in connection with the Properties (including any work performed by it on the Properties) or this LA confidential except in each case as may be required by applicable laws. This Section 12 shall cease to apply if Riverstone exercises the Option in accordance with the terms of this LA.

13.	Golden Star and Riverstone agree that this LA is an Option only and may be terminated at any time by:

(a)	Riverstone, upon delivery of written notice of termination to Golden Star;

(b)	Golden Star, upon delivery of written notice of termination to Riverstone if Golden Star has previously notified Riverstone in writing that it is in default under this LA and has specified the nature of the default with reference to the applicable term of this LA and Riverstone has failed to cure such default within 90 days following the receipt or deemed receipt of such notice;

(c)	Golden Star if (i) Riverstone fails to receive and deliver to Golden Star a copy of the TSXV approval for the transactions and the listing of the common shares issuable in connection therewith contemplated by this LA no later than 30 calendar days after the execution of this LA, subject to section 16, or (ii) if at any time during the term of the Option the common shares of Riverstone are de-listed from the TSXV and not listed on the TSX or a successor exchange of the TSXV or the TSX;

(d)	by any Party if (i) the Parties fail to execute an Option Agreement by December 31, 2007 (unless such failure is the result of a default of such Party under the terms of this LA), or (ii) the Board of Directors of a Party fail to approve this LA as required by this LA.

Notwithstanding any termination hereof, the obligations of Riverstone under Section 5 (in respect of events or circumstances occurring prior to the date-0f termination) and Section 12 shall survive the termination or expiration of this LA and continue in accordance with their terms and upon termination Riverstone shall provide Golden Star with all technical and other data and information on the Properties and all books and records related thereto forthwith. For greater certainty, upon the exercise of the Option, the covenants and obligations of Riverstone set forth in Section 5, 6 and 7 shall continue and shall also survive any termination or expiration of this LA.

14.	During the term of the Option neither party shall transfer, sell, assign, or otherwise dispose of any interest in the Properties or its rights or obligations under this LA without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

15.	No public announcement or press release concerning this LA shall be made by a party hereto except with the prior written consent of the other party hereto, acting reasonably, or unless a party hereto advises the other party prior to the making of such announcement or the issuing of such release that such announcement or release is required by applicable law, regulation, rule or policy of any authority having jurisdiction, in which event it shall, to the extent practicable or permitted by law, be shown to the other party hereto, prior to being made or issued.

16.	Assistance

Golden Star agrees to provide Riverstone with all available technical data on the Properties in its possession within 30 days of execution of this LA and to make reasonable efforts to assist Riverstone in advancing the exploration and development of the Properties (which may include acquisition of licenses and permits and other regulatory requirements) and to provide technical advice as may be requested by Riverstone from time to time, provided that Golden Star shall not be required to expend any monies in connection therewith and provided that if this LA is terminated without the Option being exercised, Riverstone shall return all such data to Golden Star. Golden Star’s VP Exploration, Mitch Wasel, or such other person as Golden Star may direct, shall receive from Riverstone quarterly reports on the progress of the Properties and the minimum work commitments and shall be kept informed of all work being undertaken by or on behalf of Riverstone on the Properties.

Riverstone agrees that it will in good faith provide Golden Star with reasonable advance written notice of all proposed budgets and work programs relating to the Properties, in order for a representative of Golden Star to provide input with respect thereto. Riverstone further agrees that it will in good faith attempt to accommodate in such budgets and/or work programs any input provided by Golden Star as per the preceding sentence.

Golden Star agrees to provide Riverstone with copies of all arêtes, agreements or other documents or instruments confirming Golden Star’s rights in the Properties promptly following execution of this LA. If and to the extent that the foregoing are required in order for Riverstone to obtain TSXV approval of this LA and there is a delay in obtaining TSXV approval attributable to a delay in Golden Star providing such documents, Golden Star agrees to extend the period during which such approval must be obtained for that number of days that is equal to the number of days after the date of this LA that such documents are provided to Riverstone.

17.	Golden Star acknowledges and agrees that any securities issued or issuable to it hereunder shall be subject to a four month hold period under applicable securities laws and the policies of the TSXV and may not be traded except in compliance therewith.

18.	This LA and the obligations of Riverstone, Golden Star and Yatenga hereunder are conditional upon acceptance of the transaction for filing by and conditional approval of the TSXV. Each of the Parties agrees to act in good faith to settle the terms of and enter into and execute an Option Agreement by October 31, 2007 and in any event not later than December 31, 2007.

19.	Any notice, report, payment or other correspondence required or permitted in accordance with this LA will be in writing and sent by courier or facsimile and addressed as follows:

(a)	If to Golden Star, to:

Golden Star Resources Limited

10901 West Toller Drive, Suite 300

Littleton, Colorado 80127-6312

Fax: (303) 830-9094

Attention: Bruce Higson-Smith

(b)	If to Riverstone, to:

Riverstone Resources Inc.

595 Howe Street, Suite 906

Vancouver, British Columbia V6C 2T5

Fax: (604) 801-6075

Attention: Mike McInnis

or to such other address as any of the parties may designate by notice given to the others.

20.	The Parties agree that this LA is a legally binding document in respect of the rights and obligations of the Parties expressed herein.

21.	This LA constitutes the entire agreement and understanding of the Parties. All prior discussions, correspondence, understandings and negotiations between the Parties are superseded hereby.

22.	This LA may be amended, modified or supplemented only by a written agreement signed by each Party.

23.	Nothing in this LA will constitute the Parties a partner or fiduciary of the other.

24.	If any term, covenant or condition of this LA or the application thereof to any party or circumstance is invalid or unenforceable to any extent, the remainder of this LA or application of such tern, covenant or condition to a party or circumstance other than those to which it is held invalid or unenforceable is not affected thereby and each remaining term, covenant or condition of this LA is valid and enforceable to the fullest extent permitted by law.

25.	This LA may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement. To evidence the fact that it has executed this LA, a Party may send a copy of its executed counterpart to the other Party by facsimile transmission or by e-mail in PDF format. That Party shall be deemed to have executed this LA on the date first written above. In such event, such Party shall forthwith deliver to the other Party the counterpart of this LA executed by such Party.

26.	This LA shall be contingent upon receiving the written permission by resolution of the Boards of Directors for both Riverstone and Golden Star, which permission must be received within 5 business days of execution of the LA.

27.	This LA shall be construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein.

The foregoing is understood, agreed to and accepted by the undersigned.

GOLDEN STAR RESOURCES LTD.

Per:	/s/ Bruce Higson-Smith
Bruce Higson-Smith
Vice President Corporate Development

RIVERSTONE RESOURCES INC.

Per:	/s/ Michael McInnis
Michael McInnis
President

ANNEX A

PROPERTIES

1.	Rounga Arrêté No. 2006 06-127/MCE/SG/DGMGC dated November 13, 2006

2.	Goulagou Arrêté No. 2006 06-046/MCE/SG/DGMGC dated June 5, 2006

The Parties to the Option Agreement agree that:

(a)	“Properties” means the mineral permits described above, all exploration or mining permits, licenses, leases and other mining interests derived from any such permits and all Property Rights in respect thereof. Any reference in the Option Agreement to any mineral permit comprised in the Properties includes any mineral permits or other interests into which such mineral permit may be or may have been converted; and

(b)	“Property Rights” means all mineral rights, surface rights, privileges, licenses, permits, easements, rights-of-way, certificates and other benefits and approvals obtained by either of the Parties either before or after the date of the Option Agreement in respect of the Properties (whether real, personal, tangible or intangible).

ANNEX B

ADJUSTMENTS

Section 1 Adjustment of Number of common shares

The Riverstone common shares required to be issued to maintain the Option pursuant to Section 3 of this LA in effect at any date shall be subject to adjustment from time to time in the following circumstances and manner:

(a) If and whenever at any time before Riverstone becomes obligated to issue any shares to maintain the Option under Section 3 of this LA (an “Option Maintenance Payment”), Riverstone shall:

(i)	subdivide, redivide or change its outstanding common shares into a greater number of shares;

(ii)	reduce, combine or consolidate its outstanding common shares into a smaller number of shares; or

(iii)	issue common shares or securities convertible into or exchangeable for Riverstone common shares to the holders of all or substantially all of the outstanding Riverstone common shares by way of a stock dividend or make a distribution to all or substantially all of the holders of Riverstone common shares on its outstanding common shares payable in common shares or securities convertible into or exchangeable for common shares;

then, in each such event, the number of common shares of Riverstone which must be issued to Golden Star to maintain the Option shall be adjusted immediately after the effective date of such subdivision, redivision, change, reduction, combination or consolidation, or the record date for such issue of common shares by way of a stock dividend or distribution, as the case may be, by multiplying the number of common shares which must be issued immediately before such effective date or record date by a fraction:

(A)	the numerator of which shall be the total number of common shares outstanding immediately after such date; and

(B)	the denominator of which shall be the total number of common shares outstanding immediately prior to such date.

Such adjustment shall be made successively whenever any event referred to in this Section 1(a) shall occur. Any such issue or distribution of common shares or securities convertible into or exchangeable for common shares shall be deemed to have been made on the record date for such issue or distribution for the purpose of calculating the number of outstanding common shares under Section 1(b) and Section 1(c).

(b) If and whenever at any time before an Option Maintenance Payment is due under the LA, Riverstone shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding common shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase common shares (or securities convertible into or exchangeable for common shares) at a price per share (or having a conversion or exchange price per share) less than 95% of the Current Market Price (as defined below) on such record date, the number of common shares to which Golden Star is entitled shall be adjusted immediately after such record date so that it shall equal the rate determined by multiplying the number of common shares which must be issued to Golden Star to maintain the Option on such record date by a fraction:

(i)	the numerator of which shall be the total number of common shares outstanding on such record date plus the total number of additional common shares offered for subscription or purchase or into which the convertible or exchangeable securities so offered are convertible or exchangeable; and

(ii)	the denominator of which shall be the total number of common shares outstanding on such record date plus a number of common shares equal to the number arrived at by dividing the aggregate price of the total number of additional common shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Current Market Price.

Any common shares owned by or held for the account of Riverstone or any affiliate shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that any such rights, options or warrants are not exercised prior to the expiration thereof, the number of common shares which must be issued to Golden Star to maintain the Option shall be readjusted to the number which would then be in effect if such record date had not been fixed or to the number which would then be in effect based upon the number of common shares (or securities convertible into or exchangeable for common shares) actually issued upon the exercise of such rights, options or warrants, as the case may be. “Current Market Price” means at any date the weighted average trading price per common share for 20 consecutive trading days, ending five trading days before such date, on the TSXV, or, if the common shares are not then listed thereon, on such stock exchange on which the common shares are then listed as may be selected for such purpose by the directors of the Company or, if the common shares are not listed on any stock exchange, on the over-the-counter market or, if the common shares are listed on more than one stock exchange, on the stock exchange on which the greater volume of trading of common shares occurred during such period (where, for this purpose, the weighted average trading price per common share is determined by dividing (i) the aggregate sale price of all of the common shares sold on such exchange or market, as the case may be, during such 20 consecutive trading days by (ii) the total number of common shares sold on such exchange or market, as the case may be, during such 20 consecutive trading days. Whenever the Current Market Price is required to be determined hereunder, Riverstone shall deliver to Golden Star a certificate of an officer specifying such Current Market Price and setting out the details of its calculation.

(c) If and whenever at any time before an Option Maintenance Payment is due under the LA, Riverstone shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding common shares of:

(i)	shares of Riverstone of any class other than common shares, or other securities of Riverstone;

(ii)	rights, options or warrants to acquire common shares (or securities convertible into or exchangeable for common shares) or other securities of Riverstone;

(iii)	evidences of its indebtedness; or

(iv)	any property or other assets;

(excluding, in each case, any distribution referred to in Section 1(a) or Section 1(b)) then, in each such case, the number of common shares to which Golden Star is entitled shall be adjusted immediately after such record date so that it shall equal the rate determined by multiplying the number of common shares issuable to Golden Star on such record date by a fraction:

(i)	the numerator of which will be the product of the number of common shares outstanding on such record date and the Current Market Price on such record date; and

(ii)	the denominator of which will be:

(A)	the product of the number of common shares outstanding on such record date and the Current Market Price on such record date; less

(B)	the aggregate fair market value, as determined by the directors of Riverstone, acting reasonably, (whose determination, absent manifest error, will be conclusive), to the holders of common shares of such shares, other securities, rights, options, warrants, evidences of indebtedness or other property or assets so distributed.

Any common shares owned by or held for the account of Riverstone or any affiliate shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that such distribution is not so made, the number of common shares to which Golden Star is entitled shall be readjusted to the number which would then be in effect if such record date had not been fixed or to the number which would then be in effect based upon such shares, other securities, rights, options, warrants, evidences of indebtedness or other assets actually distributed, as the case may be.

(d) If and whenever at any time before an Option Maintenance Payment is due under the LA, there is a reclassification of the common shares or a capital reorganization of Riverstone (other than as described in Section 1(a), Section 1(b) or Section 1(c)) or an amalgamation, arrangement or merger of Riverstone with or into any other body corporate, trust, partnership or other entity, or a sale or conveyance of the property and assets of Riverstone as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity, then Golden Star shall be entitled to receive when an Option Maintenance Payment shall become due and shall accept, in lieu of the number of Riverstone common shares required to be issued to Golden Star to maintain the Option, the kind and number of shares or other securities or property of Riverstone or of the body corporate, trust, partnership or other entity resulting from such reclassification, capital reorganization, amalgamation, arrangement or merger or to which such sale or conveyance may be made, as the case may be, that Golden Star would have been entitled to receive on such reclassification, capital reorganization, amalgamation, arrangement, merger, sale or conveyance, if on the record date or the effective date thereof, as the case may be, Golden Star had been the registered holder of the number of common shares to which immediately before the transaction or event it was entitled. To give effect to or to evidence the provisions of this Section 1(d), Riverstone, its successor, or such purchasing body corporate, partnership, trust or other entity, as the case may be, shall, prior to or contemporaneously with any such reclassification, capital reorganization, amalgamation, arrangement, merger, sale or conveyance, enter into an agreement which shall provide, to the extent possible, for the application of the provisions set out in this LA with respect to the rights and interests thereafter of Golden Star to the effect that the provisions set out in this LA shall thereafter correspondingly be made applicable, as nearly as may reasonably be possible, with respect to any shares, other securities or property to which Golden Star is entitled thereafter. Any agreement entered into between Riverstone, any successor to Riverstone or such purchasing body corporate, partnership, trust or other entity shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 1 and which shall apply to successive reclassifications, capital reorganizations, amalgamations, arrangements, mergers, sales or conveyances.

(e) In any case in which this Section 1 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein Riverstone shall upon the request of Golden Star promptly deliver to Golden Star an appropriate instrument evidencing Golden Star’s right to receive such additional common shares or other securities or property upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional common shares or other securities or property declared in favour of holders of record of common shares or securities or property on and after the relevant date.

(f) The adjustments provided for in this Section 1 are cumulative and shall be computed to the nearest two decimal places and will apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section 1.

(h) If Riverstone sets a record date to determine the holders of common shares for the purpose of entitling them to receive any dividend or distribution or sets a record date to take any other action and, thereafter and before the distribution to such shareholders of any such dividend or distribution or the taking of any other action, legally abandons its plan to pay or deliver such dividend or distribution or take such other action, then no adjustment shall be made to the number of common shares which must be issued to Golden Star to maintain the Option under the LA.

(i) After any adjustment pursuant to this Section 1, the term “Riverstone common shares” or “common shares” where used in this LA shall be interpreted to mean the number of common shares or other property or securities which must be paid to Golden Star to maintain the Option under the LA as a result of such adjustment and all prior adjustments pursuant to this Section 1.

Section 2 No Adjustment for Stock Options etc.

Notwithstanding anything to the contrary in this Annex C, no adjustment shall be made pursuant to this LA upon or in respect of the grant of any stock option or the issue of common shares pursuant to any stock option, stock purchase plan or long-term incentive plan in force from time to time for officers, directors, employees or consultants of Riverstone or pursuant to any other stock option granted or other convertible security issued by Riverstone prior to the date of this LA.

Section 3 Determination by Company’s Auditors

In the event of any question arising with respect to the adjustments provided for in this Annex C, such question shall, absent manifest error, be conclusively determined by Riverstone’s auditors, who shall have access to all necessary records of Riverstone, and such determination shall, absent manifest error, be binding upon Riverstone and Golden Star.

Section 4 Proceedings Prior to Any Action Requiring Adjustment

As a condition precedent to the taking of any action which would require an adjustment herein, Riverstone shall take any corporate action which may, in the opinion of counsel to Golden Star, be necessary or desirable to ensure that Riverstone has sufficient authorized capital and that Riverstone may validly and legally issue, as fully paid and non-assessable shares, all of the shares which the Golden Star is entitled to receive in accordance with the provisions of this LA.

Section 5 Action Requiring Adjustment

In case Riverstone, after the date hereof, shall take any action affecting the common shares, other than the actions described in this Schedule, which, in the opinion of the directors of Riverstone would materially adversely affect the rights of Golden Star herein, then the number of common shares which are to be received by Golden Star shall be adjusted in such manner, if any, and at such time as the directors of Riverstone may, in their discretion and acting reasonably and in good faith, determine to be equitable to Golden Star in such circumstances.

Section 6 Certificate of Adjustment

Riverstone shall, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in this Schedule, deliver a certificate of Riverstone to Golden Star specifying the nature of the event requiring such adjustment or readjustment and the amount of the adjustment or readjustment necessitated thereby and setting out in reasonable detail the method of calculation and the facts upon which such calculation is based.

ANNEX C

EXPENDITURES

“expenditures” means all costs, expenses, obligations and liabilities of whatsoever kind or nature, incurred by or on behalf of Riverstone in connection with every kind of work done on or in respect of the Properties or the products derived therefrom by or under the direction of Riverstone, as the case may be, in connection with the exploration and development of the Properties. Without limiting the generality of the foregoing, expenditures are sub-divided into the following categories:

1.	Project Internal Costs

Defined as: the work conducted by employees of Riverstone or contractor labour engaged by Riverstone of geological assessment and investigation, geophysical, geochemical and geological surveys, studies and mapping, sampling and sample preparation, designing, examining, improving, surveying, working, and in doing all other work usually considered to be prospecting, exploration and development; in paying wages and salaries of persons engaged in such work and in supplying food, lodging, transportation and other reasonable needs of such persons; in paying insurance premiums and assessments or premiums for worker’s compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the applicable jurisdiction to such persons;

2.	Project External Costs

Defined as: the cost of rentals, license renewal fees, taxes and other governmental charges required to keep the Properties in good standing; cost of work conducted by specialist contractors engaged by Riverstone in the areas of assaying, metallurgical testing, drilling; cost of renting or leasing equipment.

3.	Capital Items

Defined as: the cost of all capital items such as vehicles, equipment, drills, spare parts, replacement parts, buildings, bridges and other structures, communications equipment.

Riverstone shall have the right to charge the Project a management fee to cover its intangible corporate overheads such as corporate expenses, visits of senior management, accounting, legal and telecommunications costs that arise in the normal course of business. The intent of this fess is that Riverstone shall not make or lose money on the management of the Project. This fee shall be calculated as to 10% of the cost of items in (1.) above plus 5% of the cost of items in (2) above. The cost of items in (3) are excluded from the management fee calculation. Golden Star shall be entitled to review all such costs on an annual basis and both Parties agree to use best efforts to resolve any cost definition disputes. In the event of a dispute Riverstone agrees to provide Golden Star’s auditors with full access to all books and records required in the event of any cost definition disputes. All books and records used and kept by Riverstone to calculate a particular payment will be maintained in accordance with Canadian generally accepted accounting principles. If Golden Star requests an audit of the management fee calculation Golden Star will pay all the costs and expenses of such audit unless it is determined that the management fee calculation was in excess of the amount permitted under the terms of this Annex C by greater than 20%, in which case they will be paid by Riverstone.

During the first quarter of every year for the duration of the Option, the Parties shall review the previous year’s management fee and shall have the authority to increase or decrease the amount of the fee, subject to a maximum adjustment either way of $20,000 to reflect the intent of the Parties that Riverstone shall not make or lose money on the management of the Project.

ANNEX D

NSR ROYALTY

ARTICLE 1

PREAMBLE

1.1 The purpose of this Annex D is to provide further details in respect of and the method of calculating and timing of payments in respect of the NSR Royalty referred to in the agreement to which this Annex D is attached, being that certain letter agreement between Golden Star Resources Ltd., Yatenga Holdings Limited and Riverstone Resources Inc. made October 10, 2007 (“Option Agreement”).

ARTICLE 2

DEFINITIONS

2.1 The terms defined in the Option Agreement when used herein, shall have the same meaning as that described in the Option Agreement. In addition, the terms described in this Article 2 shall have the meaning attributed by this Annex D to them.

2.2 “Net Smelter Returns” means the actual proceeds received by the Payor from any mill, smelter, refinery or purchaser for the sale of dor6, bullion, metals or concentrates produced from the Properties and sold, after deducting from such proceeds, to the extent that they are not deducted by the purchaser in computing payments made to the Payor, cash costs for smelting, refining, insurance, penalties and the costs of transportation of such dore, bullion, metals or concentrates produced from the claims to any mint, smelter, refinery or other purchaser.

2.3 “Payor” means the party required to pay the royalty under the Agreement, initially being Riverstone.

2.4 “Payee” means the party entitled to receive the royalty under the Agreement, initially being Golden Star.

ARTICLE 3

CALCULATION

3.1 Calculation. The NSR Royalty payable shall be the applicable percentage (as set out in the Option Agreement) of Net Smelter Returns from the Properties or any of them.

3.2 Interim Statement. While the NSR Royalty remains payable, the Payor shall, not later than thirty (30) days after the end of each calendar quarter, render to the Payee an interim statement of account in reasonable detail which statement shall be accompanied by the payment of the NSR Royalty payable, pursuant to this Option Agreement, for the previous calendar quarter. When all mineral products in any calendar year in which a royalty remains payable, have been sold and the revenues and expenditures determined, the Payor shall, within sixty (60) days after the termination of such calendar year, render a final statement of account in reasonable detail together with the payment of the balance, if any, of the NSR Royalty for such previous calendar year to the Payee. If amounts have been paid in excess of those to which the Payee is entitled under the terms of this agreement in any calendar year, the equivalent amount shall be deducted from the next royalty payment or payments.

ARTICLE 4

AUDIT AND DISPUTES

4.1 Audit. The Payee may, upon written request to the Payor, audit the records that relate to the calculation of the NSR Royalty within three (3) months after receipt of any NSR Royalty quarter or yearly payment for a particular calendar quarter or year as described in paragraph 3. The Payee shall be deemed to have waived any right it may have had to object to the payment made for any calendar quarter or year unless it notifies the Payor in writing of such objection within 30 days after receipt of the applicable quarterly or yearly payment. The Payor shall provide the Payee and its auditors and legal advisors with full access to all relevant books and records.

4.2 If the NSR Royalty as calculated by the Payor is at least 5% less than the calculation determined by the auditors of the Payee, the Payor shall be responsible for all audit and legal costs incurred by the Payee in the dispute. The Payor shall forthwith pay any amounts that the auditors of the Payee determine are payable to the Payee as a result of the audit under Section 4.1 above, together with costs incurred in accordance with the preceding sentence.